Exhibit 10.1

PURCHASE AND SALE AGREEMENT

By and Among

Waypoint Borrower, LLC, a Delaware limited liability company as “Seller”,

Waypoint Fund XI, LLC, a Delaware limited liability company

as “Fund XI”,

the parties listed on Exhibit A hereto

as “Investors”

and

Starwood Waypoint Borrower, LLC, a Delaware limited liability company,

and

SRP Sub, LLC, a Delaware limited liability company,

as “Buyers”

i

ARTICLE VII. Indemnification and Liquidity Covenant		20

7.1	General Indemnification by Seller	20

7.2	Termination	21

7.3	Limitations on Indemnity	22

7.4	Tax Treatment of Indemnification Payment	23

7.5	Liquid Assets	23

ARTICLE VIII. General		23

8.1	Notices.	23

8.2	Commissions	24

8.3	Confidentiality	25

8.4	Public Disclosure	26

8.5	Applicable Law	26

8.6	No Third-Party Beneficiary	27

8.7	Assigns	27

8.8	Entire Agreement	27

8.9	Exhibits and Schedules	27

8.10	Miscellaneous	27

8.11	Waiver	27

8.12	Severability	28

8.13	Additional Acts	28

8.14	Attorneys’ Fees	28

8.15	Dates	28

8.16	No Presumption	28

8.17	Counterparts	28

8.18	Disclosure Letter	29

ii

EXHIBITS

Exhibit A	–	Investors

Exhibit B	–	Properties

Exhibit C	–	Waypoint Property Companies

Exhibit D	–	Form of Assignment and Assumption of Membership Interests

Exhibit E-1	–	Closing Statement (Non-Nevada Buyer)

Exhibit E-2	–	Closing Statement (Nevada Buyer)

DISCLOSURE LETTER SCHEDULES

Schedule 5.2(d)

Schedule 5.2(e)

Schedule 5.3(f)

Schedule 6.2(c)

Schedule 7.5

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into as of the 3rd day of March, 2014 (the “Closing Date”) by and among Waypoint Borrower, LLC, a Delaware limited liability company (“Seller”), Waypoint Fund XI, LLC, a Delaware limited liability company (“Fund XI”) and the parties listed on Exhibit A hereto (each, an “Investor,”), on the one hand, and Starwood Waypoint Borrower, LLC, a Delaware limited liability company (“Non-Nevada Buyer”) and SRP Sub, LLC (“Nevada Buyer,” and collectively with Non-Nevada Buyer, “Buyers”), on the other hand.

RECITALS

A. The Investors own one hundred percent (100%) of the membership interests in Fund XI.

B. Fund XI is the sole member of Seller and Seller (i) is the sole member of and owns one hundred percent (100%) of the membership interests (the “Non-Nevada Interests”) in each of the entities listed on Exhibit C-1 (the “Non-Nevada Property Owners”) and (ii) is the sole member of and owns one hundred percent (100%) of the membership interests (the “Nevada Interests,” and together with the Non-Nevada Interests, the “Interests”) of the entity listed on Exhibit C-2 (the “Nevada Property Owner,”) (each Non-Nevada Property Owner and the Nevada Property Owner, a “Waypoint Property Owner” and collectively the “Waypoint Property Owners”). Seller and the Waypoint Property Owners, collectively, are referred to herein as the “Waypoint Companies.”

C. The Waypoint Property Owners collectively hold title to certain single-family residences located at the addresses set forth on Exhibit B (collectively, “Properties” and each individually, a “Property”).

D. In connection with the acquisitions by the Waypoint Companies of the Properties, Fund XI, Seller, Jefferies Mortgage Finance, Inc. (the “Lender”) and the other lenders party thereto, entered into that certain Amendment and Restatement, dated May 16, 2013, of that certain Credit Agreement dated April 1, 2013 (the “Credit Agreement”), pursuant to which Seller received the original principal loan amount, including incremental loans, of up to Ninety Seven Million Five Hundred Thousand Dollars ($97,500,000) (the “Seller Loan”). The Seller Loan is evidenced by a promissory note dated May 16, 2013 (the “Seller Note”). As used in this Agreement, the Credit Agreement and Seller Note are referred to collectively as the “Loan Documents.”

E. On February 27, 2014, Fund XI entered into that certain Distribution and Redemption Agreement (as amended, modified, restated or supplemented to date, the “GI Transfer Agreement”) with GI Waypoint Seedco, LLC (“GI”), then a member of Fund XI, pursuant to which GI (or its affiliated designee) (i) received certain properties formerly held by the Waypoint Property Owners (the “GI Properties”) and (ii) assumed $15,342,978.41 of the outstanding obligations under the Loan Documents on such date (the “GI Assumed Debt”), in exchange for the redemption of its membership interest in Fund XI (the consummation of such a transaction, the “GI Distribution Event”). Pursuant to the GI Transfer Agreement, GI (or its designee) delivered to Lender, for its benefit and for the benefit of the other lenders pursuant to the Loan Documents, an amount sufficient to repay in full the GI Assumed Debt.

F. (i) Seller desires to sell, convey and assign to Non-Nevada Buyer, and Non-Nevada Buyer desires to purchase, accept and assume from Seller, all of Seller’s right, title and interest in and to the Non-Nevada Interests pursuant to the terms and conditions set forth herein; and (ii) Seller desires to sell, convey and assign to Nevada Buyer, and Nevada Buyer desires to purchase, accept and assume from Seller, all of Seller’s right, title and interest in and to the Nevada Interests pursuant to the terms and conditions set forth herein.

W I T N E S S E T H:

In consideration of the foregoing Recitals and the mutual covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE I.

Sale and Purchase; Purchase Price

1.1 Sale and Purchase. Subject to the terms and upon satisfaction of the conditions set forth herein, for the Purchase Price (as defined in Section 1.2 below) (i) Seller hereby agrees to sell, convey, and assign to Non-Nevada Buyer, and Non-Nevada Buyer hereby agrees to purchase, accept and assume from Seller, the Non-Nevada Interests, and (ii) Seller hereby agrees to sell, convey, and assign to Nevada Buyer, and Nevada Buyer hereby agrees to purchase, accept and assume from Seller, the Nevada Interests.

1.2 Purchase Price. The price for which Seller agrees to sell, convey and assign the Interests to Buyers, and which Buyers agree to pay to Seller, subject to the terms hereof, shall be an amount equal to One Hundred Forty Four Million Ninety Two Thousand Five Hundred Eighty Two Dollars and Sixty Eight Cents ($144,092,582.68) (the “Purchase Price”).

1.3 Transaction. At the Closing (as defined below), the following events will take place in the following order:

(a) Seller will cause all cash residing at any Waypoint Property Owner prior to the Closing (including any amounts held for capital improvements of the Properties) to be distributed to Seller;

(b) Buyers will deliver to Lender, for its benefit and for the benefit of the other lenders pursuant to the Loan Documents, an amount that Lender agrees in writing is sufficient to repay in full any amounts then-outstanding under the Loan Documents (which amounts, for the avoidance of doubt, shall exclude the GI Assumed Debt, which has been assumed and repaid by GI (or its designee)), including any fees and expenses relating thereto (the “Loan Payoff Amount”);

(c) Buyers will deliver to Seller an amount in cash equal to the Purchase Price, as adjusted by any amounts to be paid, or credited against the Purchase Price as provided in Section 6.2, less the Loan Payoff Amount;

(d) (i) Seller will sell, convey, and assign to Non-Nevada Buyer, and Non-Nevada Buyer will purchase, accept and assume from Seller, the Non-Nevada Interests; and (ii) Seller will sell, convey, and assign to Nevada Buyer, and Nevada Buyer will purchase, accept and assume from Seller, the Nevada Interests.

1.4 Consent. Each Investor hereby consents to the sale of the Interests, and waives any rights set forth in the Limited Liability Company Agreement of Fund XI, dated April 1, 2013, insofar as they pertain to the actions contemplated by this Agreement.

ARTICLE II.

Closing Costs

2.1 Transaction Taxes and Closing Costs.

(a) Returns and Questionnaires. The Investors, the Waypoint Companies, Fund XI, and Buyers shall each execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(b) Seller’s Costs. Seller shall pay the fees of counsel representing Seller, the Investors, any Waypoint Company or Fund XI in connection with this transaction. Neither Seller, the Investors, any Waypoint Company nor Fund XI shall pay any documentary transfer tax, stamp tax, sales tax or similar tax that becomes payable by reason of the transfer of the Interests or Properties (“Transfer Taxes”).

(c) Buyers’ Costs. Buyers shall pay the fees of counsel representing Buyers in connection with the transactions contemplated hereby and the following costs and expenses:

(i) one hundred percent (100%) of any Transfer Taxes that become payable by reason of the transfer of the Interests or the Properties;

(ii) Buyers’ own travel expenses; and

(iii) the cost of any appraisals solicited by Buyers.

(d) Other Costs. All costs and expenses incident to the transactions contemplated by this Agreement and not specifically described in Sections 2.1(b) or (c) above shall be paid by the party incurring the same.

2.2 Survival. The provisions of this Article II shall survive the Closing and the liability of each party for the satisfaction of its obligations under this Article II shall not be subject to the limitations set forth in Section 7.4.

ARTICLE III.

Intentionally Omitted.

ARTICLE IV.

Closing

4.1 Closing and Closing Date. The closing (“Closing”) of the sale of the Interests by Seller to Buyers shall occur on the Closing Date. The Closing shall occur at 2:00 pm Pacific Standard Time.

4.2 Closing Deliveries. At the Closing, the following shall occur:

(a) Buyers shall deliver or cause to be delivered to Lender, the Loan Payoff Amount in immediately available federal funds.

(b) Buyers, at their sole cost and expense, shall deliver or cause to be delivered to Seller the following:

(i) the Purchase Price in immediately available federal funds as set out in Section 1.2 hereof, as adjusted by any amount to be paid or credited as provided in Section 6.2, minus the Loan Payoff Amount;

(ii) an Assignment and Assumption of Membership Interests in the form attached hereto as Exhibit D (the “Assignment of Interests”) fully executed by Non-Nevada Buyer, and an Assignment of Interests fully executed by Nevada Buyer (collectively, the “Assignments of Interests”);

(iii) evidence reasonably satisfactory to the Investors and Seller that the person or persons executing this Agreement and the Closing documents on behalf of Buyers have full right, power and authority to do so;

(iv) such other instruments as are reasonably required to effectuate the transactions contemplated hereby.

(c) Investors and Seller shall deliver or cause to be delivered to Buyers the following:

(i) each of the Assignments of Interests fully executed by Seller;

(ii) a payoff letter of instruction executed by the Lender providing for the Loan Payoff Amount in a form previously approved by Buyers, as well as any member certificates or other collateral, and releases of collateral, to be delivered to Seller or Buyers regarding the Interests or the Waypoint Property Owners pursuant to the terms of such payoff letter of instruction;

(iii) a copy of the operating agreement (and any amendments, modifications, restatements or supplements thereof) for each Waypoint Company and Fund XI, each certified by an authorized officer as being true, correct and complete as of the Closing Date;

(iv) evidence reasonably satisfactory to Buyers that the person or persons executing this Agreement and the Closing documents on behalf of Investors, Fund XI and Seller have full right, power and authority to do so;

(v) a certification from Fund XI of non-foreign status, in form and substance reasonably satisfactory to Buyers, in accordance with Treasury Regulation § 1.1445-2(b), with respect to which Buyers shall not have actual knowledge that such certification is false and shall not have received a notice that such certification is false pursuant to Treasury Regulation § 1.1445-4, as well as any state-specific withholding certificates reasonably requested by Buyers, duly executed by Fund XI or the applicable Waypoint Company, and in form and substance reasonably acceptable to Buyers; provided, however, that if any such certification is not delivered to Buyers, Buyers shall be entitled to withhold from the consideration otherwise payable pursuant to this Agreement any amount that Buyers are required to withhold under the Code or other applicable tax law with respect to such payment; and

(vi) such other instruments as are reasonably required to effectuate the transactions contemplated hereby.

ARTICLE V.

Representations and Warranties

5.1 Representations and Warranties of the Investors Relating to the Investors. Each Investor severally represents and warrants to Buyers as of the date of this Agreement the following, except as set forth in Schedule 5.1 of the disclosure letter of Seller to Buyers dated as of the date hereof (the “Disclosure Letter”):

(a) Organization of the Investor. Such Investor, in the event such Investor is an entity, is a corporation, limited partnership or limited liability company, as applicable, in each case duly formed, validly existing, and in good standing under the laws of its state of organization, with due authorization to conduct business and in good standing under the laws of each jurisdiction where such qualification is required.

(b) Authorization of Transaction. Such Investor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c) Noncontravention; No Further Consents. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority, or court to which such Investor is subject or any provision of such Investor’s organizational documents, as applicable, or (ii) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under or result in a termination of any contract, document, understanding, agreement or instrument to which such Investor is a party or by which such Investor is bound. No consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental authority, or any other person or entity is required to be made or obtained by such Investor in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(d) Lawsuits and Claims; No Liabilities. To such Investor’s knowledge, there are no lawsuits, claims, suits, proceedings or investigations pending or threatened against or affecting such Investor, that also could affect the transaction contemplated herein, the Interests, any Property, or any direct or indirect ownership interest therein. There are no lawsuits, suits or proceedings pending in which such Investor is the plaintiff or claimant and that relate to the Interests, any Property, or any direct or indirect ownership interest therein. There is no action, suit or proceeding pending against such Investor, or, to the best of such Investor’s knowledge, threatened against such Investor, that questions the legality or propriety of the transactions contemplated by this Agreement.

(e) Bankruptcy. Neither such Investor nor any entity or person in Control of, having Control over, Controlled by, or under common Control with, such Investor, regardless of the number of tiers of ownership, is bankrupt under the Federal Bankruptcy Code, or has filed for protection or relief under any applicable bankruptcy or creditor protection statute or, to the best of such Investor’s knowledge, has been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Such Investor is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. As used in this Agreement, “Control” means ownership of voting securities sufficient to elect a majority of the board of directors of a corporation, or analogous ownership interests of non-corporate entities.

5.2 Representations and Warranties Relating to Fund XI, Seller, Waypoint Property Owners and Certain Other Matters. Seller further represents and warrants to Buyers as of the date of this Agreement the following, except as set forth in Schedule 5.2 of the Disclosure Letter:

(a) Organization, Qualification, and Corporate Power. Each of the Waypoint Companies and Fund XI is a limited liability company duly formed, validly existing, and in good standing under the laws of the state of Delaware. Each of the Waypoint Companies and Fund XI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Waypoint Companies and Fund XI has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the Properties and all other property owned and used by it. Each of Seller and Fund XI has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Fund XI and Seller, enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Seller has delivered to Buyers true, correct and complete copies of the certificate of formation and operating agreement of Seller, and true, correct and complete copies of the certificates of formation and operating agreements of Fund XI and each Waypoint Property Owner (each as amended, modified, restated or supplemented to date). None of Fund XI, Seller or any Waypoint Property Owner is in default under or in violation of any provision of its certificate of formation or operating agreement (each as amended, modified, restated or supplemented to date).

(b) Noncontravention; Equity Structure.

(i) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Waypoint Company or Fund XI is subject or any provision of the certificate of formation or operating agreement of Seller, Fund XI, or any Waypoint Property Owner, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Waypoint Company or Fund XI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of the assets of any Waypoint Company or Fund XI), other than an acceleration of amounts due under the Loan Documents. No Waypoint Company or Fund XI needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order for the parties to consummate the transactions contemplated by this Agreement.

(ii) No consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental authority, or any other person or entity is required to be made or obtained by Seller or Fund XI in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(iii) Equity Structure. The Investors collectively own 100% of the economic and voting interests in Fund XI, Fund XI is the sole member of Seller, and Seller is the sole member of each of the Waypoint Property Owners.

(c) Brokers’ Fees. Neither the Investors nor Fund XI nor any Waypoint Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than to Jefferies LLC (which amounts have been or will be paid by Seller prior to or at the Closing).

(d) Tax Matters.

(i) Definitions. “Tax” or “Taxes” shall mean (x) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding on amounts paid to or by any Person, social security, unemployment, disability, real property, personal property, production, sales, use, transfer, registration, value added, alternative or add-on minimum, ad valorem, or estimated tax or escheat payments, or any other tax, custom, duty, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (y) any liability for the payment of amounts determined by reference to amounts described in clause (x) as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, or otherwise. “Tax Returns” shall mean any return, declaration (including any declaration of estimated Tax), report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii) Filing of Tax Returns. Each Waypoint Company and Fund XI has duly and timely filed with the appropriate taxing authorities all Tax Returns that it was required to file, including in respect of the Waypoint Property Owners and the Properties. All such Tax Returns are complete and accurate in all material respects. Neither any Waypoint Company nor Fund XI is currently the beneficiary of any extension of time within which to file any such Tax Return.

(iii) Payment of Taxes. All Taxes of the Waypoint Companies and Fund XI that are due and payable (whether or not shown on any Tax Return) including in respect of the Waypoint Property Owners and the Properties, have been paid, other than Taxes being contested by appropriate proceedings in good faith, which are disclosed on Schedule 5.2 of the Disclosure Letter, and for which appropriate reserves have been established in accordance with GAAP. All Taxes that each Waypoint Company or Fund XI is required by law to withhold or collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority. No transaction contemplated by this Agreement is subject to withholding by Buyers under Section 1445 of the Code.

(iv) Audits, Investigations, Disputes or Claims. There is no action, suit, investigation, audit, dispute, claim or assessment concerning any Tax liability of any Waypoint Company or Fund XI either (x) claimed or raised by any authority in writing or (y) as to which Seller has knowledge. Neither any Waypoint Company nor Fund XI has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, including, in each case, in respect of the Waypoint Property Owners or the Properties.

(v) Asset Liens. There are no liens for Taxes (other than liens for Taxes that (x) are not yet due and payable or (y) are being contested by appropriate proceedings in good faith, which are disclosed on Schedule 5.2 of the Disclosure Letter, and for which appropriate reserves have been established in accordance with GAAP) on any assets of any Waypoint Company or Fund XI.

(vi) Post-Closing Liabilities. There are no Tax rulings, requests for rulings, or closing agreements or indemnity arrangements (other than this Agreement) received, submitted or agreed to by any Waypoint Company or Fund XI relating to Taxes for which any Waypoint Company or Fund XI may be liable that could affect such Waypoint Company’s or Fund XI’s liability for Taxes for any taxable period ending after the Closing Date. Neither any Waypoint Company nor Fund XI will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case prior to Closing. All Tax indemnity arrangements relating to any Waypoint Property Owner (other than this Agreement) will terminate prior to the Closing Date and such Waypoint Property Owner will not have any liability thereunder on or after the Closing Date. In addition, neither any Waypoint Company nor Fund XI has any liability for Taxes of another Person under any agreement or arrangement, as a transferee or successor, or otherwise.

(vii) Assets of the Waypoint Property Owners. As of the date hereof, at least 75% of the value of the total assets of each Waypoint Property Owner is represented by assets described under Code section 856(c)(4)(A). No assets of a Waypoint Property Owner consists of securities (other than U.S. government securities), within the meaning of Code sections 856(c)(4)(B) and 856(m). With respect to each Lease from which any Waypoint Company or Fund XI has received or accrued rent attributable to personal property, (i) such personal property has been leased in connection with a lease of real property, and (ii) the rent attributable to personal property has been less than 15% of the total rent received or accrued under such Lease, determined as set forth in Code section 856(d)(1). Notwithstanding the foregoing, to the knowledge of Seller, no Waypoint Property Owner owns a material amount of any such personal property. With respect to each and every Lease, the amount of rent received or accrued by the Waypoint Companies and Fund XI has not been based in whole or in part on the income or profits of any person.

(viii) Entity Classification. Since its formation on April 1, 2013, Fund XI has been treated as a partnership for U.S. federal income tax purposes. Since its respective formation, each of Seller and the Waypoint Property Owners has been treated as a disregarded entity of Fund XI for U.S. federal income tax purposes.

(ix) Fellcroft LLC. All of the Properties owned by Fellcroft LLC were acquired directly by Fellcroft LLC through purchase from a third party, and not through contribution from Fund XI or Seller.

(e) Lawsuits and Claims; No Liabilities. (i) There are no lawsuits, claims, suits, proceedings or investigations pending or, to Seller’s knowledge, threatened against or affecting any Waypoint Company or Fund XI that also could affect the transaction contemplated herein, the Interests, any Property, or any direct or indirect ownership interest therein. There are no lawsuits, suits or proceedings pending in which any Waypoint Company or Fund XI is the plaintiff or claimant and that relate to the Interests, any Property, or any direct or indirect ownership interests therein, and (ii) none of the Waypoint Property Owners is subject to any liability not directly related to the Properties (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise (including without limitation any liabilities under the Loan Documents or otherwise to the Lender following payment of the Loan Payoff Amount to Lender as described herein), except as set forth in Schedule 5.2 of the Disclosure Letter and none of the Waypoint Property Owners has any business or operations other than owning direct interests in the Properties and the Leases.

(f) Bankruptcy. None of Fund XI, Seller or any Waypoint Property Owner is bankrupt under the Federal Bankruptcy Code, or has filed for protection or relief under any applicable bankruptcy or creditor protection statute or, to the Knowledge of Seller, has been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute.

(g) OFAC. Neither Seller, nor any person who owns a controlling interest in or otherwise controls Seller is, (a) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation as in effect as of the date hereof (collectively, “OFAC Laws and Regulations”); or (b) a person either (i) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (ii) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). Neither Seller nor any person or entity who owns a controlling interest in or otherwise controls Seller (x) is a person or entity with which Buyers are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (y) is a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (z) is affiliated or associated with a person or entity listed in the preceding clause (x) or clause (y). To Seller’s knowledge, none of the Investors, Fund XI, or Seller nor any of their principals, nor any brokers or other agents acting in any capacity in connection with the transactions contemplated herein (I) deals in, or otherwise engages in any transaction relating to, any real property or interests in real property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. As used herein, “Anti-Terrorism Law” means the OFAC Laws and Regulations, the Executive Orders and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

(h) Interests. Seller holds and owns the Interests, free and clear of any liens (statutory or other), restrictions on transfer (other than any restrictions under federal and state securities laws and the restrictions contained in the operating agreement of Seller and the Loan Documents), Taxes, security interests, mortgages, deeds of trust, pledges, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, conditional sale or other title retention agreements, preferences, priorities or other encumbrances of any kind.

(i) Ordinary Course Operations. Seller has used commercially reasonable efforts to manage the Waypoint Companies in the ordinary course consistent with past practice.

(j) No Transfers. No Waypoint Company has sold or transferred any Property.

(k) GI Transaction. All of the GI Properties have been transferred and assigned to GI, the GI Distribution Event has occurred, GI has paid to Lender in full the GI Assumed Debt, all of the transfers and assignments described in the GI Transfer Agreement have occurred and all closing deliveries thereunder have been made. Seller has delivered to Buyers a true, correct and complete copy of the GI Transfer Agreement. The GI Transfer Agreement and any agreements or instruments expressly referenced therein and delivered pursuant thereto are the sole agreements or instruments of any of the Waypoint Property Owners, Seller and/or Fund XI evidencing or relating to the transfer and assignment to GI of the GI Properties, or the GI Distribution Event.

(l) Loan Documents. Seller has delivered to Buyers true, correct and complete copies of all Loan Documents and all other agreements, documents and instruments evidencing, guaranteeing, or securing the Loan, and any and all amendments, modifications, restatements or supplements of any of the foregoing.

(m) Knowledge. As used in this Agreement, the term “Seller’s knowledge” or to the “knowledge of Seller” or phrases of similar meaning shall mean the actual knowledge of Tamra Browne, Nina Tran, Gary Beasley, Doug Brien, Colin Wiel, Joe Maehler, Noel Bejarano, Charles Young and David Zanaty, after due inquiry regarding all facts and circumstances reasonably relevant to such representation.

5.3 Representations and Warranties Relating to the Properties. Seller further represents and warrants to Buyers as of the date of this Agreement the following, except as set forth in Schedule 5.3 of the Disclosure Letter:

(a) Ownership. The Waypoint Property Owners are the sole owners of fee title to the Properties. No Property has been assigned, alienated, encumbered, pledged, otherwise conveyed or leased (except for any Leases and except as described in the Title Policy covering such Property). Except as set forth in the Title Policies there are neither outstanding liens, nor rights of third parties to acquire any interest in any Property or any portion thereof, nor are there any outstanding agreements of sale, options to purchase, contracts to purchase or other obligations for the sale, exchange or transfer of any Property or any portion thereof.

(b) Location and Type of each Property. Each Property consists of a contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling. No Property is a mobile home, manufactured home, modular home, condotel unit, individual condominium unit in a condominium project or a townhouse. Each Property may be leased to third parties without violating applicable laws or any agreements encumbering or otherwise applicable to such Property.

(c) Property Undamaged. No Property is damaged by water, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty (causing damages thereto in excess of any insurance coverage therefor less any deductible) so as to materially and adversely affect the value of such Property or the use of such Property as a residential dwelling.

(d) No Violations of Laws. To Seller’s knowledge, except as would not have a material adverse effect on the Properties, each Property is in compliance in all respects with all applicable laws, including without limitation zoning, subdivision and land use laws, regulations and ordinances, all applicable health, fire, and building codes, and all Environmental Laws. To Seller’s knowledge, no legal proceedings are pending or threatened with respect to the zoning of any Property. As used herein, “Environmental Laws” means, as amended, any federal, state, or local law, ordinance, regulation, court judgment or order or written policy or guidance document of any federal, state or local agency or regulatory body applicable to any Property, or any owner thereof (including without limitation any Waypoint Property Owner) or operator thereon, relating to hygiene, the indoor or outdoor environment, or unsafe conditions.

(e) No Condemnation. There is no proceeding pending or, to Seller’s knowledge, threatened for the total or partial condemnation of any Property.

(f) Taxes, Assessments and Other Charges. All real estate and sales taxes and assessments, and other material charges (including, without limitation, homeowner association dues) with respect to each Property that are due and payable have been paid when due and payable, other than those that the applicable Waypoint Property Owner is disputing in good faith and that would not have a material adverse effect on such Property or the value thereof (and each such charge being so contested in good faith that is in excess of $10,000 is listed on Schedule 5.3(f)) of the Disclosure Letter. Except as disclosed in any Title Policy, there is not presently pending (and to Seller’s knowledge there is not contemplated) any special assessment against any Property or any part thereof. Except as disclosed in any Title Policy, no tax liens have been filed and no claims are being asserted with respect to any such taxes.

(g) No Defaults under Agreements. To Seller’s knowledge, no Waypoint Property Owner is in material default under, nor has any Waypoint Property Owner received any notice that any event has occurred that with the giving of notice or the passage of time, or both, would constitute a material default by Waypoint Property Owner under, and, to Seller’s knowledge, no applicable counterparty is in material default under, any contract, transaction, agreement, covenant, condition, restriction, Lease (as defined below), easement, encumbrance or instrument pertaining to any Property.

(h) Leases. Each Lease is in full force and effect and has been duly executed by the parties thereto. To Seller’s knowledge, no Tenant is in material default of its obligations under any Lease, nor has any condition or event occurred that with notice or the passage of time or both will mature into a material default by any Tenant thereunder. Any security deposits previously paid by any Tenant under any Lease (except to extent properly applied by the applicable Waypoint Property Owner pursuant to the terms of such Lease and applicable law) are held on behalf of such Tenant in accordance with applicable law and accounted for in the books and records of the applicable Waypoint Property Owner. Seller has previously delivered to Buyers true, correct and complete copies of each Lease. As used herein, “Lease” means any lease, sublease, rental or tenancy agreement encumbering any Property, and “Tenant” means any tenant, subtenant, or other occupant of any Property under any Lease.

(i) Other Commitments. To Seller’s knowledge and except as provided in any Title Policy (as defined below) and this Agreement, there are no material oral or written commitments or representations to, or understandings or agreements with, any person, firm or entity, any owner of any real property adjoining a Property or any governmental authorities that would in any way be binding on Buyer following Closing.

(j) Title Insurance. Each Property is covered by a Title Policy. Each such Title Policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under any such Title Policy, and neither Seller nor any Waypoint Company nor Fund XI has done, by act or omission, anything that would impair the coverage under any such Title Policy. Seller has previously delivered to Buyers a true, correct and complete copy of each Title Policy. As used herein, “Title Policy” means (i) An American Land Title Association (ALTA) owner’s title policy form, including all riders and endorsements thereto, issued by a generally acceptable title insurer qualified to do business in the jurisdiction where the applicable Property is located, or (ii) other generally acceptable form of policy of insurance including all riders and endorsements thereto, issued by a generally acceptable title insurer qualified to do business in the jurisdiction where the applicable Property is located.

5.4 Representations and Warranties of Buyers. Each Buyer represents and warrants as follows:

(a) Organization. Such Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, and all other instruments provided for herein and the Exhibits hereto to which it is a party, and otherwise carry out the transactions contemplated hereunder and thereunder.

(b) Authorization of Transaction. Such Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Buyer, enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c) Noncontravention.

(i) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Buyer is subject or any provision of the certificate of formation or organizational document of such Buyer or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets). Such Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order for the parties to consummate the transactions contemplated by this Agreement.

(ii) No consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental authority, or any other person or entity is required to be made or obtained by such Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (except to the extent already obtained).

(d) Brokers’ Fees. Such Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.5 As Is Where Is. Without limiting Buyers’ other obligations or acknowledgments, and except for the representations and warranties contained in Sections 5.1, 5.2 and 5.3 of this Agreement, Buyers agree that the assets of Seller and the Waypoint Property Owners at Closing will be accepted by Buyers “AS-IS, WHERE-IS” and “WITH ALL FAULTS” (whether latent or patent). Except as expressly provided in Sections 5.1, 5.2 and 5.3 of this Agreement, the parties disclaim any express or implied representation or warranty of any kind, including without limitation, any warranty of habitability, merchantability and/or fitness for a particular purpose concerning any of the Properties, the presence or absence of conditions on the Properties that could give rise to a claim for personal injury, property or natural resource damages, the income or expense from or of the Properties, the condition of the fixtures, structures, and all other personal property and equipment, or the condition of any of the aforementioned. Buyers acknowledge their opportunity to inspect the Waypoint Property Owners and their assets for defects. Without limiting Sections 5.1, 5.2 and 5.3 of this Agreement, Buyers’ decision to purchase the interests of the Waypoint Property Owners hereunder is based solely upon Buyers’ own examination, inspection and analysis of the Waypoint Property Owners. Without limiting Sections 5.1, 5.2 and 5.3 of this Agreement, Buyers acknowledge that they have been given the opportunity to inspect the Waypoint Property Owners and to obtain satisfactory evidence of the condition of the Waypoint Property Owners’ assets from sources other than the Investors and Seller and their respective agents and that Buyers have conducted such inspections and reviewed all matters determined by Buyers necessary or appropriate in order to determine that the Waypoint Property Owners are suitable for Buyers’ intended use. BUYERS, WITH BUYERS’ COUNSEL, HAVE FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTAND THE SIGNIFICANCE AND EFFECT THEREOF. BUYERS ACKNOWLEDGE AND AGREE THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE INTERESTS TO BUYERS FOR THE PURCHASE PRICE SET FORTH HEREIN WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. The provisions of this Section 5.5 shall survive the Closing.

ARTICLE VI.

Covenants

6.1 Tax Matters

(a) Each of Buyers, the Waypoint Companies, Fund XI, and the Investors agree that the sale and purchase of the Interests pursuant to this Agreement is an asset sale by Fund XI of the Properties for U.S. federal income tax purposes. Accordingly, notwithstanding anything to the contrary herein, any withholding obligations with respect to an Investor’s interests in Fund XI, including any distributions made with respect thereto (which distributions include proceeds arising as a result of the consummation of the transactions contemplated by this Agreement), shall be the sole responsibility of Fund XI and such Investors, and Buyers shall not have any liability or responsibility for such obligations as result of the transactions contemplated by this Agreement. Buyers, the Waypoint Companies, Fund XI and Investors agree to file all Fund XI Tax Returns in a manner consistent with the foregoing, and not take any inconsistent position, whether in any Tax Return, audit, examination, claim, adjustment litigation or other proceeding with respect to a Tax, unless required to do so by applicable law.

(b) Fund XI, Seller, and the Investors shall be liable for and pay, and pursuant to Section 7.1, shall jointly and severally, in the case of Fund XI and Seller, and severally, not jointly, in the case of Investors, indemnify and save and hold harmless the Indemnified Parties from and against any Damages incurred or suffered by such Indemnified Party in connection with, arising out of, resulting from or relating or incident to, any Taxes imposed on any Waypoint Company or Fund XI, or for which any Waypoint Company or Fund XI may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date (each, a “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date, including any Taxes imposed pursuant to any bulk sale statute, or otherwise, of any state or local jurisdiction, but excluding (i) any Transfer Taxes (which Buyers are responsible for under Section 2.1), (ii) any Taxes shown on the Closing Statements and taken into account as a reduction to the Purchase Price pursuant to Sections 4.2(b)(i) and Section 6.2 and (iii) any Taxes to the extent Seller made a payment to a Buyer for such Taxes pursuant to Section 6.2(b). For the avoidance of doubt, such obligations of Fund XI, Seller and the Investors with respect to such Damages for Taxes shall not be subject to the limitations on indemnification set forth in Article VII. For such purposes, whenever it is necessary to determine the liability for Taxes of a Waypoint Company or Fund XI for a Straddle Period, the determination of the Taxes of such Waypoint Company or Fund XI for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of such Waypoint Company or Fund XI for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Waypoint Company or Fund XI (as applicable) were closed at the close of the Closing Date, provided, however, that without limiting Section 6.2(a), exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.

(c) Seller, Fund XI and Investors shall, at their own expense, timely prepare or cause to be prepared and file or cause to be filed when due (including any extensions) all income Tax Returns that are required to be filed by or with respect to any Waypoint Company or Fund XI for all periods ending on or prior to the Closing Date, whether or not such returns are to be filed after the Closing Date, and Seller, Fund XI and the Investors shall make or cause to be made all payments required with respect to any such Tax Returns. Unless otherwise required by applicable law, all Tax Returns that Seller, Fund XI and Investors (on behalf of the Waypoint Companies or Fund XI) are required to file or cause to be filed shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date). Seller shall submit such Tax Returns to Buyers for review and comment at least 30 days prior to the filing and due date of such Tax Return (including any extensions), and Seller shall in its reasonable discretion revise such Tax Returns to reflect any reasonable comments made by Buyers prior to the filing of such Tax Return. Buyers shall prepare and file or cause to be prepared and filed when due (including any extensions) all other Tax Returns with respect to the Waypoint Property Owners or the Properties, and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns; provided, however, that Seller, Fund XI and the Investors shall reimburse Buyers for any Taxes for which Indemnifying Parties are liable pursuant to Sections 6.1(b) and 7.1, and shall promptly pay to Buyers upon request, and in any event, no later than 10 days prior to the due date of such Tax Return, the amount of such Taxes for which Indemnifying Parties are liable pursuant to Sections 6.1(b) and 7.1. For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Article VII. Buyers shall provide for Seller’s review and comment at least 30 days prior to the filing and due date of such Tax Return (including any extensions), any non-income Tax Returns with respect to the Waypoint Property Owners or the Properties which are filed after the Closing Date to the extent such Tax Returns relate to a period beginning prior to the Closing Date, and Buyers shall in their reasonable discretion incorporate any reasonable comments thereon from Seller to the extent such comments relate to a period (or portion thereof) ending on or prior to the Closing Date.

(d) Seller shall have the right, at its own expense, to control any Tax audits, initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or adjustment or proposed adjustment relating to Taxes with respect to the Waypoint Property Owners or the Properties which relate to taxable periods ending on or prior to the Closing Date, and Buyers shall have the right to participate in such proceedings at their own expense; provided that Seller shall not file any amended Tax Return without the consent of Buyers, which shall not be unreasonably withheld, conditioned or delayed; provided further that Seller shall not pay, discharge, settle, compromise, litigate or otherwise dispose of any item subject to any Tax audit or other proceeding that could give rise to Taxes for which an Indemnified Party is liable or in a manner that will adversely affect an Indemnified Party (which, for the avoidance of doubt, shall include the Waypoint Property Owners following the Closing) without obtaining the prior written consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed. Any proceeding with respect to which Seller does not assume control may be settled or compromised in the discretion of Buyers, and any such settlement or compromise shall not affect an Indemnified Party’s right to indemnification under this Agreement.

(e) Buyers shall have the right, at their own expense, to control any other Tax audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Waypoint Property Owners or the Properties; provided that, if an issue arises with respect to (i) any Taxes for any Straddle Period or (ii) any item the adjustment of which may cause an Indemnifying Party to become obligated to make any payment pursuant to Sections 6.1(b) and 7.1, then Buyers shall afford Seller the opportunity to participate in such proceedings at its own expense, and Buyers shall not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Nothing herein shall be construed to impose on Buyers any obligation to defend the Waypoint Companies or Fund XI in any Tax audit or administrative or court proceeding.

(f) After the date hereof, Buyers, the Waypoint Companies, Fund XI, and Investors shall provide each other with such cooperation and information relating to the Waypoint Companies or Fund XI as the parties reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for Tax refund, (ii) determining any liability for Taxes or a right to a Tax refund, (iii) conducting or defending any proceeding in respect of Taxes or (iv) effectuating the terms of this Agreement. The Investors, Buyers, Fund XI and the Waypoint Companies shall retain all Tax Returns, schedules and work papers, and all material records and other material documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such Tax Returns and other documents relate and until the final determination of any Tax in respect of such years. Any information obtained under this Section 6.1(f) shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended Tax Return, or claim for Tax refund, determining any liability for Taxes or right to a Tax refund, or in conducting or defending any proceedings in respect of Taxes.

(g) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 6.1 shall survive until the expiration of the applicable statutes of limitation (taking into account extensions thereof), and shall not be subject to the limitations on indemnification set forth in Article VII.

6.2 Closing Statement; Prorations. Prior to Closing, Seller and Non-Nevada Buyer, have prepared and delivered the settlement statement attached hereto as Exhibit E-1, and Seller and Nevada Buyer have prepared and delivered the settlement statement attached hereto as Exhibit E-2 (such settlement statements collectively, the “Closing Statements”), reflecting the payment of the Purchase Price and other amounts to be paid, or credited against the Purchase Price, including all ad valorem real estate and personal property taxes and assessments for each Property for the period for which such taxes are assessed, regardless of when payable, all entity level income and gross receipts Taxes imposed on the Waypoint Property Owners for the portion of the 2014 taxable year that ends on the Closing Date, and certain other items described therein. Except as otherwise provided in the Closing Statements, for each item prorated hereunder, the portion thereof allocable to periods beginning as of the Closing Proration Time (as hereinafter defined) shall be credited to Buyers, or charged to Buyers, as applicable, and the portion thereof allocable to periods ending as of the Closing Proration Time shall be credited to Seller, or charged to Seller, as applicable, all of which prorations shall be made with respect to applicable Properties at Closing or, in the case of allocations to be made after Closing (as described below), upon receipt of such payments or payment of such expenses, as the case may be. As used herein, “Closing Proration Time” means 11:59 p.m. local New York, New York time on the Closing Date. If any Closing Statement reflects prorations calculated based on an incorrect Closing Proration Time, then either at Closing or upon reproration after Closing, Buyers and Seller shall reprorate as of the correct Closing Proration Time.

(a) If tax or assessment bills for the applicable tax year in which the Closing occurs are not available on the Closing Date, taxes or assessments, as applicable, shall be prorated at Closing based upon the tax and assessment bills for the previous tax year, or, if available, based upon the current assessed valuation and current millage rates; in such event Seller and Buyers shall reprorate the taxes and assessments as actual or final tax and assessment bills for the tax year in which the Closing occurs are available.

(b) If the actual amounts of any proration or credit items are unavailable as of the Closing Date, then except as provided in Section 6.2(c) below, such proration or credit shall be made on the basis of an amount reasonably estimated by Buyers and Seller at Closing and Buyers and Seller shall thereupon reasonably reprorate or re-credit, as the case may be, such items (i) on the 90th day following the Closing Date if and to the extent the exact amounts for such proration or credit items become available, and (ii) again within one (1) year after the Closing Date or upon such earlier date as the exact amounts for such proration or credit items become available; provided that the proration items shown on the Closing Statements for entity level income and gross receipts Taxes imposed on the Waypoint Property Owners for the portion of the 2014 taxable year that ends on the Closing Date shall be reprorated, to the extent necessary, within 15 days after the Buyers’ filing of the 2014 Tax returns for the applicable Waypoint Property Owners. All amounts due to any Buyer as a result of any reproration or re-credit shall be paid promptly in cash to such Buyer by Seller. All amounts due to Seller as a result of any reproration or re-credit shall be paid promptly to Seller by the applicable Buyer.

(c) As used herein, (i) “Additional Proration Items” means the following for each of the Waypoint Property Owners: (A) net receivables, (B) prepaid expenses, (C) trade payables, (D) related party expenses (a.k.a. overhead expenses), (E) revenues, and (F) expenses (other than prepaid expenses and related party expenses); and (ii) “Additional Credit Items” means (A) any amounts of cash not distributed at or prior to Closing (“Remaining Cash”) and (B) the amount required to pay-off and cause the release of any of the liens described on Schedule 6.2(c) of the Disclosure Letter (“Existing Liens”). Additional Proration Items and Additional Credit Items will not be calculated at Closing. Each of the Additional Proration Items will be prorated, the amount required to pay-off and cause the release of each Existing Lien will be credited to a Buyer, and Remaining Cash will be credited to Seller, each as reasonably determined by Seller and Buyers, (y) on the 90th day following the Closing Date if and to the extent the exact amounts for such item are available and (z) again within one (1) year after the Closing Date or upon such earlier date as the exact amount for such item becomes available. All amounts due to any Buyer as a result of any such proration or credit shall be paid promptly in cash to such Buyer by Seller. All amounts due to Seller as a result of any such proration or credit shall be paid promptly to Seller by the applicable Buyer.

This Section 6.2 shall survive the Closing.

6.3 Access and Information. Seller has caused the Waypoint Property Owners during the period before the Closing to (i) afford to Buyers reasonable access, upon reasonable notice during normal business hours, to all the personnel, contracts, agreements, commitments, Tax Returns, books, records and financial, operating and other data of the Waypoint Property Owners and (ii) furnish promptly to Buyers any information concerning the Waypoint Property Owners as Buyers have reasonably requested.

6.4 Release and Discharge.

(a) Each Investor, Fund XI, and Seller (collectively, the “Releasing Parties” and each individually a “Releasing Party”) releases and discharges, effective as of the Closing, each of the Waypoint Property Owners and their respective directors, officers, employees, agents, consultants and advisors from all actions, causes of actions, suits, controversies, damages, claims and demands whatsoever, in law or equity (known or unknown), either in contract or in tort (collectively, “Liability”), such Releasing Party or successor or assign of such Releasing Party ever had, now has or hereafter can, shall or may have relating to (i) any claim for breach of any duty (including without limitation fiduciary duty) owed to such Releasing Party, and (ii) any claim it has against any of the Waypoint Property Owners relating to such Releasing Party’s direct or indirect investment in any of the Waypoint Property Owners prior to the Closing.

(b) Without limiting Section 8.5, each Releasing Party acknowledges that it has read and understood the following language contained in Section 1542 of the California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c) Each Releasing Party having reviewed this Section 6.4, to the extent permitted by applicable law, hereby voluntarily waives and releases any rights the undersigned may have under this provision, or under any statutory or non-statutory law of similar effect, and fully and generally releases all Liability for unknown or unsuspected claims set forth in the foregoing release.

ARTICLE VII.

Indemnification and Liquidity Covenant

7.1 General Indemnification by Seller.

(a) Subject to the limitations set forth in this Article VII, each Investor (all Investors collectively are referred to herein as the “Indemnifying Parties”) shall, severally, and not jointly, save and hold Buyers and their affiliates (which for the avoidance of doubt, shall not include any Investor) and each of their respective directors, officers, employees, successors, transferees and assignees, and respective representatives (each, an “Indemnified Party”), harmless from and against any and all costs, out-of-pocket losses, charges, liabilities, Taxes, obligations, actual damages, lawsuits, actions, judgments, deficiencies, demands, fees, claims, settlements (subject to Section 7.1(c)) and expenses, including, without limitation, interest, penalties, attorneys’ fees and expenses, all amounts paid in the investigation, defense or settlement of any of the foregoing and costs of enforcing this indemnity (collectively, “Damages”), incurred or suffered in connection with, arising out of, resulting from or relating or incident to (x) any untruth, inaccuracy or incorrectness of, or other breach of, any covenant, representation or warranty of Fund XI, Seller or such Investor set forth herein or (y) Taxes for which Seller and Fund XI have indemnified the Indemnified Parties in accordance with Section 6.1. For the avoidance of doubt no Investor shall be liable for any Damages in connection with, arising out of, resulting from or relating or incident to any breach by any other Investor of any representation or warranty under Section 5.1; provided, however, that the foregoing shall in no event limit the obligation of any Investor to pay Damages in connection with, arising out of, resulting from or relating or incident to any breach under this Agreement by such Investor (including without limitation under Section 5.1) and, subject to the terms of this Article VII, each Investor shall be liable for any Damages in connection with arising out of, resulting from or relating or incident to any breach of any representation or warranty under Section 5.2 or 5.3 or any other breach by Seller or Fund XI hereunder, including without limitation if the applicable obligation breached by Seller or Fund XI is also an obligation of any other Investor and is also breached by such other Investor.

(b) The claims for indemnity by any Indemnified Party pursuant to this Section 7.1 are referred to as “Indemnity Claims” and each an “Indemnity Claim”. The indemnity provided for in this Section 7.1 is not limited to Third-Party Claims (as defined in Section 7.1(c)) against any Indemnified Party, but includes Indemnity Claims incurred or sustained by any Indemnified Party in the absence of Third-Party Claims.

(c) Defense of Claims. If an Indemnity Claim is made, Buyers shall give written notice (a “Claim Notice”) to the Investors as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 7.1. The failure of the Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, an Indemnifying Party demonstrates actual damage caused by such failure. In the case of an Indemnity Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a “Third Party Claim”), the Indemnifying Parties shall be entitled to take control of the defense and investigation of such Third-Party Claim and to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of their own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and to compromise or settle such Indemnity Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. In the event the Indemnifying Parties elect to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 7.1(c), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim. If the Indemnifying Parties fail to assume the defense of such Third-Party Claim in accordance with this Section 7.1(c) within 5 business days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Investors) have the right to undertake the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Parties; provided that such Third-Party Claim shall not be compromised or settled without the written consent of Seller, which consent shall not be unreasonably withheld or delayed and shall be binding upon all of the Indemnifying Parties. The expenses of all proceedings, contests or lawsuits in respect of such Indemnity Claims (other than as specifically stated to the contrary herein) shall be borne jointly and severally by the Indemnifying Parties. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith. Such cooperation shall include the providing of records and information which are relevant to such Third Party Claim and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. In the case of an Indemnity Claim for indemnification, if (and to the extent) the Indemnified Party is entitled to be indemnified under this Agreement, then within ten (10) days after the occurrence of a final non-appealable determination with respect to such Indemnity Claim, the Indemnifying Parties shall pay an amount in cash equal to any Damages to the Indemnified Party. To the extent of any inconsistency between this Section 7.1(c) and Section 6.1 (Tax Matters), Section 6.1 shall control.

7.2 Termination. The indemnification obligations of the Indemnifying Parties under Section 7.1 shall terminate as of the twelve month anniversary of the Closing Date, except with regard to (a) any Indemnity Claim made in good faith with respect to which a Claim Notice has been delivered before such date, and (b) Indemnity Claims or obligations described in Sections 7.3(a)(ii), 7.3(a)(iii), and 7.3(a)(iv), which Indemnity Claims shall survive until the expiration of the applicable statutes of limitation (taking into account extensions thereof)).

7.3 Limitations on Indemnity.

(a) Subject to the next sentence, but notwithstanding any other provision of this Agreement to the contrary, the maximum liability of the Indemnifying Parties for or arising out of Indemnity Claims shall not exceed, and the Indemnified Parties shall not be entitled to be indemnified for Damages to the extent the aggregate amount of such Damages exceed, 10% of the Purchase Price (the “Indemnification Cap”). Notwithstanding the foregoing sentence, the Indemnification Cap shall not limit the amount of Damages that the Indemnified Parties may recover in connection with Indemnity Claims that are based upon or arise out of;

(i) the fraud or willful misconduct of the Indemnifying Parties;

(ii) a breach of the representations and warranties regarding Investors’ ownership of Fund XI, Fund XI’s ownership of Seller, Seller’s ownership of the Interests, or the Waypoint Property Owners ownership of each Property (including without limitation as contained in Sections 5.1(b), 5.2(b), 5.2(h), 5.2(j) and 5.3(a)), or the Investors’, Fund XI’s or Seller’s authority to consummate the transactions contemplated by this Agreement;

(iii) Third Party Claims to the extent of available insurance proceeds; and

(iv) Obligations of Seller pursuant to Section 6.1 (including without limitation Section 6.1(b)) and for any breaches of representations and warranties set forth in Section 5.2(d).

Furthermore, Damages recovered by the Indemnified Parties in connection with or arising out of the circumstances described in the foregoing (i) through (iv) shall not be counted in determining the amount of Damages that will be subject to the Indemnification Cap.

(b) Notwithstanding any other provision of this Agreement to the contrary (except for Section 6.1), the Indemnifying Parties shall not be responsible for, and the Indemnified Parties shall not be entitled to be indemnified for Damages for, any Indemnity Claim until the aggregate Damages under such Indemnity Claim and other Indemnity Claims exceeds $1,250,000 (the “Aggregate Indemnity Threshold”). For the avoidance of doubt, at the point at which the Damages under any single Indemnity Claim or collection of Indemnity Claims exceeds the Aggregate Indemnity Threshold, the Indemnified Parties shall be entitled to be indemnified for all Indemnity Claims regardless of whether the Damages under any single Indemnity Claim is equal to or less than the Aggregate Indemnity Threshold.

(c) Under no circumstance shall an Investor’s liability for Damages under any Indemnity Claim exceed such Investor’s pro rata portion of such Damages, based on the percentages set forth on Exhibit A hereto, other than, subject to Section 7.1(a), with respect to liability for Damages incurred or suffered in connection with, arising out of, resulting from or relating or incident to any breach under this Agreement by such Investor, for which the parties agree that only the Investor who committed such breach shall be liable (and that such liability shall not be subject to the pro rata portion limitation of this sentence). Notwithstanding the preceding sentence, the Indemnifying Parties agree that any Damages that are based upon or arise out of the circumstances described in Section 7.3(a)(i) shall be paid, up to its portion of the Purchase Price, by Waypoint Real Estate Group, LLC, with any Damages remaining thereafter under such claims, paid pursuant to the preceding sentence.

7.4 Tax Treatment of Indemnification Payment (a) . For all Tax purposes, any indemnification payment shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable law.

7.5 Liquid Assets (a) . Each Investor severally agrees with Buyers to maintain Liquid Assets not less than such Investor’s applicable Minimum Liquid Asset Amount until the twelve (12) month anniversary of the Closing Date; provided, however, that if there is any indemnity claim made by any Buyer in writing pursuant to this Article VII, Section 6.1 or Section 8.2 prior to the twelve (12) month anniversary of the Closing Date against such Investor under this Agreement, then such Investor shall maintain such Investor’s applicable Minimum Liquid Asset Amount until such time as such claim is finally resolved and settlement reached and/or judgment rendered and, if applicable, all amounts owed by such Investor in respect of such claim are paid in full. As used herein, (a) “Liquid Assets” means unrestricted cash, cash equivalents and readily marketable securities (valued, in the case of securities at the then prevailing market price listed on NYSE or NASDAQ, as of any applicable date of determination) or such other assets or properties as Buyers may (in their sole discretion) deem acceptable as evidenced by Buyers’ written confirmation, and (b) the “Minimum Liquid Asset Amount” for each Investor is set forth on Schedule 7.5 of the Disclosure Letter.

ARTICLE VIII.

General

8.1 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile or electronic transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Investors,

Fund XI

or Seller:	Waypoint Homes
1999 Harrison Street, 24th Floor
Oakland, California 94612
Attention: Tamra Browne
Telephone No. (510) 987-8409
Facsimile No. (510) 550-2828
Email: TamraB@waypointgroup.com

with a copy to:	Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: William Cernius
Telephone No. (714) 755-8172
Facsimile No. (714) 755-8290

If to Buyers:	Starwood Waypoint Borrower, LLC and SRP Sub, LLC
1999 Harrison Street, 24th Floor
Oakland, California 94612
Attention: Nina Tran
Telephone No: (510) 985-9002
Facsimile No: (510) 335-1093

with a copy to:	Sidley Austin LLP
555 West Fifth St., Suite 4000
Los Angeles, California 90013-1010
Attention: Edward Prokop
Telephone No: (213) 896-6048
Facsimile No: (213) 896-6600

The parties further acknowledge and agree that any notice, election or consent received by Buyers from either Seller or Fund XI shall be binding upon both Seller and Fund XI.

8.2 Commissions. Each party hereto agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Interests by Seller to Buyers, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives (and in the case of Seller, any Investor or Fund XI or their representatives), then said party will protect, indemnify, defend and hold the other parties free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this Section 8.2 shall survive the Closing or any termination of this Agreement.

8.3 Confidentiality. Buyers and their representatives shall hold in confidence all data and information obtained with respect to the Investors, Seller, the Waypoint Property Owners or their businesses in connection with this transaction, whether obtained before or after the execution and delivery of this Agreement (collectively, the “Seller Information”), and shall not disclose the same to others (except with respect to the Waypoint Property Owners following the Closing) and the Investors shall and shall cause Seller and Fund XI to hold in confidence all data and information obtained with respect to Buyers or their businesses in connection with this transaction, whether obtained before or after the execution and delivery of this Agreement (collectively, the “Buyer Information”); provided, however, that the foregoing shall not be construed to prevent the Investors, Fund XI or Seller, on the one hand (collectively, “Waypoint Parties”) or Buyers, on the other hand (Waypoint Parties and Buyers are each referred to herein as a “Disclosing Party”) from (a) disclosing Seller Information or Buyer Information (as applicable) as needed to its members, officers, directors, shareholders, employees, beneficiaries, trustees, agents, representatives, attorneys, and accountants directly in connection with the consummation of the transactions contemplated herein (provided such Disclosing Party agrees to keep all such Seller Information or Buyer Information (as applicable) confidential under the same terms applicable to such Disclosing Party in this Section 8.3); (b) making (without the consent of, but upon notice to, the other Disclosing Party) any disclosure required by any applicable law or regulation or judicial process, (c) disclosing any Seller Information or Buyer Information (as applicable) generally available to the public except by reason of such Disclosing Party’s breach (or, in the case of a breach by the Investors, Fund XI, or Seller, the breach of any of the other Waypoint Parties) of this Agreement, (d) disclosing Seller Information or Buyer Information (as applicable) as required in connection with any enforcement of this Agreement or any of the other Closing documents, or (e) making any required disclosures in recorded documents, filed certificates and similar documents in connection with the Closing. If this Agreement is terminated or Buyers fail to perform hereunder, Buyers shall promptly return to the Investors any statements, documents, schedules, exhibits or other written information obtained from the Investors in connection with this Agreement or the transaction contemplated herein and shall promptly deliver to the Investors any other information, data, financial statements, tests, studies, documents and other items relating to the Waypoint Property Owners in Buyers’ possession or control at no cost to the Investors. If this Agreement is terminated or any Investor or Seller fails to perform hereunder, such party shall promptly return to Buyers any statements, documents, schedules, exhibits or other written information obtained from Buyers in connection with this Agreement or the transaction contemplated herein and shall promptly deliver to Buyers any other information, data, financial statements, tests, studies, documents and other items relating to Buyers in such party’s possession or control at no cost to Buyers. In the event of a breach or threatened breach by any of the Waypoint Parties, on the one hand, or Buyers, on the other hand, or any of their respective agents or representatives of this Section 8.3, the non-breaching party shall be entitled to an injunction restraining the breaching party or its agents or representatives from disclosing, in whole or in part, such confidential information. For the avoidance of doubt, the Waypoint Parties are collectively referred to as a “party” for the purposes of this Section 8.3. Nothing herein shall be construed as prohibiting the non-breaching party from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 8.3 shall survive the Closing or any termination of this Agreement.

8.4 Public Disclosure. Prior to and after the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Buyers, and shall not contain the names of any of the Investors; provided, however, that the foregoing shall not prohibit the disclosure of the names of any of the Investors in any public filing required by any government or regulatory authority whose supervision or oversight Buyers or any of their affiliates may be subject, or to the extent otherwise required by applicable law, any governmental or regulatory authority, or court of competent jurisdiction, in each case to the extent reasonably necessary to comply with any regulatory or legal requirements to which Buyers or their affiliates may be subject. The provisions of this Section 8.4 shall survive the Closing or any termination of this Agreement.

8.5 Applicable Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law without regard to conflicts of laws principles.

(b) EACH OF THE INVESTORS, FUND XI, SELLER AND BUYERS HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, IN THE EVENT OF ANY ACTION TO SPECIFICALLY ENFORCE PERFORMANCE OF THIS AGREEMENT, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE INVESTORS, FUND XI, SELLER AND BUYERS ACCEPTS GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

(c) EACH OF THE BUYERS AND THE INVESTORS, FUND XI, AND SELLER TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT. EACH OF THE INVESTORS, FUND XI, SELLER, AND BUYERS EACH ACKNOWLEDGES THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL INDUCEMENT TO EACH PARTY’S ENTERING INTO THIS AGREEMENT.

(d) The provisions of this Section 8.5 shall survive the Closing or any termination of this Agreement.

8.6 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Buyers, the other Indemnified Parties, the Investors, Fund XI, Seller and the other Indemnifying Parties only and are not for the benefit of any third party; and, accordingly, except as provided in Article VII with respect to the Indemnified Parties, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

8.7 Assigns. Neither the Investors nor Buyers may assign their rights or delegate their duties hereunder without the prior written consent of the other, provided that Buyers may assign their rights or delegate its duties to an entity controlled by Buyers without the Investors’ prior written consent upon providing written notice of such assignment to the Investors. Subject to the immediately preceding sentence, this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns.

8.8 Entire Agreement. This Agreement is the entire agreement between the Investors, Fund XI, and Seller on the one hand, and Buyers on the other hand, concerning the sale of the Interests and supersedes all prior written or oral agreements between or among the parties hereto. No modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound.

8.9 Exhibits and Schedules. The exhibits and schedules attached hereto are incorporated herein by this reference for all purposes.

8.10 Miscellaneous. The headings inserted at the beginning of each Section are inserted for convenience only and do not add to or subtract from the meaning of the contents of each section. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Time is of the essence of each provision of this Agreement in which time is an element.

8.11 Waiver. Any party hereto may specifically waive any breach of this Agreement by any other party, but no such waiver shall constitute a continuing waiver of similar or other breaches. A waiving party may at any time, upon notice given in writing to the breaching party, direct future compliance with the waived term or terms of this Agreement, in which event the breaching party shall comply as directed from such time forward. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and not mutually exclusive.

8.12 Severability. If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances or the validity or enforceability of the Agreement as a whole.

8.13 Additional Acts. Except as otherwise provided herein, in addition to the acts contemplated to be performed, executed and delivered by the Investors, Fund XI, Seller or Buyers pursuant to this Agreement, the Investors, Fund XI, Seller and Buyers hereby agree to perform, execute and deliver or cause to be performed, executed and delivered at or following the Closing any and all further acts, deeds and assurances as Buyers or the Investors may reasonably require to (i) evidence and vest in Buyers the ownership of the Interests, and (ii) consummate the transactions contemplated hereunder.

8.14 Attorneys’ Fees. Notwithstanding anything to the contrary herein, in the event any of the Waypoint Parties on the one hand, or Buyer on the other hand, files a lawsuit to enforce its rights under this Agreement, or any provisions contained herein, then the party that prevails in such action shall be entitled to recover, in addition to all other remedies to which it is entitled, reasonable attorneys’ fees and costs of court incurred in such lawsuit. Any court costs and attorneys’ fees shall be set by the court and not by jury. For the avoidance of doubt, the Waypoint Parties are collectively referred to as a “party” for the purposes of this Section 8.14.

8.15 Dates. If, pursuant to this Agreement, any date indicated herein falls on an official United States holiday, or a Saturday or Sunday, the date so indicated shall mean the next business day following such date.

8.16 No Presumption. All the parties hereto and their attorneys have had full opportunity to review and participate in the drafting of the final form of this Agreement. Accordingly, this Agreement shall be construed without regard to any presumption or other rule of construction against the party causing the Agreement to be drafted.

8.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same Agreement.

8.18 Disclosure Letter. Seller hereby represents and warrants to Buyers that Seller has delivered a true, correct and complete copy of the Disclosure Letter to each Investor prior to Closing. Each Investor hereby acknowledges that it has received and reviewed the Disclosure Letter prior to Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Buyers

STARWOOD WAYPOINT BORROWER, LLC, a Delaware limited liability company

By:	/s/ Nina Tran
Name:	Nina Tran
Title:	Treasurer and Chief Financial Officer

SRP SUB, LLC, a Delaware limited liability company

By:	/s/ Nina Tran
Name:	Nina Tran
Title:	Treasurer and Chief Financial Officer

Seller

WAYPOINT BORROWER, LLC, a Delaware limited liability company

By: Waypoint Fund XI, LLC, its managing member

By: Waypoint Real Estate Group, LLC, its managing member

By:	/s/ Gary Beasley
Name:	Gary Beasley
Title:	Managing Director

Fund XI

WAYPOINT FUND XI, LLC, a Delaware limited liability company

By: Waypoint Real Estate Group, LLC, its managing member

By:	/s/ Gary Beasley
Name:	Gary Beasley
Title:	Managing Director

[Signature Page to SPA]

Investors

WAYPOINT REAL ESTATE GROUP, LLC, a California limited liability company

By:	/s/ Gary Beasley
Name:	Gary Beasley
Title:	Managing Director

[Signature Page to SPA]

V3 Trading Vehicle, LP

By: V3 Capital Advisors, L.L.C., its general partner

By:	/s/ Alissa Fox
Name:	Alissa Fox
Title:	Member of GP

V3 Realty Partners, L.P.

By: V3 Capital Advisors, L.L.C., its general partner

By:	/s/ Alissa Fox
Name:	Alissa Fox
Title:	Member of GP

[Signature Page to SPA]

Hayman Capital Master Fund, L.P.

By: Haman Capital Management, its investment advisor

By:	/s/ Christopher E. Kirkpatrick
Name:	Christopher E. Kirkpatrick
Title:	General Counsel

[Signature Page to SPA]

Serengeti Opportunities, L.P.

By: Serengeti Associates LP, its general partner

By:	/s/ Marc Baum
Name:	Marc Baum
Title:	Director

[Signature Page to SPA]

Class E Series of GEF-PS, LP

By: GEF GP, LP, its general partner

By:	/s/ S. Porter Durham, Jr.
Name:	S. Porter Durham, Jr.
Title:	Authorized Person

[Signature Page to SPA]

/s/ Gary Beasley		/s/ Scott Gable
Gary Beasley		Scott Gable

Colin Wiel Investments II, LLC

By:	/s/ Colin Wiel
Name:	Colin Wiel	/s/ Charles Young
Title:	Managing Member	Charles Young

/s/ Nina Tran		/s/ Scott Word
Nina Tran		Scott Word

Douglas Robert Brien & Ramiah Shanti Brien 1998 Trust

/s/ Douglas Robert Brien		/s/ Mike Travalini
Douglas Robert Brien, Trustee		MikeTravalini

/s/ Tamra Browne		/s/ Robert Yakominich
Tamra Browne		Robert Yakominich

/s/ Ken Alvares		/s/ John Farias
Ken Alvares		John Farias

[Signature Page to SPA]